EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Stamps.com Investor Relations	Brew PR
(310) 482-5830	(310) 600-7160
http://investor.stamps.com	dena@brewpr.com

STAMPS.COM ANNOUNCES SECOND QUARTER 2010 RESULTS

Non-GAAP Income from Operations of $2.7 million, up 30%; Non-GAAP Diluted Earnings Per Share of $0.20, up 43%

LOS ANGELES – July 29, 2010 – Stamps.com® (Nasdaq:STMP), the leading provider of postage online and shipping software solutions, today announced results for the second quarter ended June 30, 2010.

For the second quarter:

•	Excluding the enhanced promotion channel, PC Postage revenue was $18.2 million, up 9% from the second quarter of 2009.

•
Total PC Postage revenue including the enhanced promotion channel (which consists of online programs where additional promotions are provided directly by marketing partners) was $19.4 million, up 7% from the second quarter of 2009.

•	Total revenue was $21.2 million, up 5% compared to the second quarter of 2009.

•	PC Postage gross margin was 77.0%, PhotoStamps gross margin was 24.5% and total gross margin was 72.5%.

•
GAAP net income was $0.9 million, or $0.07 per fully diluted share. This includes $0.7 million stock-based compensation expense, $5.2 million in legal settlements and reserves and an income tax benefit of $4.0 million.

•
Excluding the stock-based compensation expense, legal settlements and reserves and income tax benefit, non-GAAP income from operations was $2.7 million, non-GAAP net income was $2.9 million and non-GAAP net income per fully diluted share was $0.20.

“For the second quarter our non-GAAP earnings per share was up by 43%, and was the highest level of quarterly non-GAAP earnings per share we have generated since 2006,” said Ken McBride, Stamps.com president and CEO. “We continue to see strong results across the board, including our SOHO business, our enterprise area, and our high volume shipping area.  As a result of our strong earnings performance to date in fiscal 2010, and based on our positive outlook on all of our businesses, we increased our 2010 non-GAAP earnings per share guidance range by 15 cents today to a range of $0.65 to $0.85 for the year.”

Second quarter 2010 Detailed Results

Stamps.com reported 2010 second quarter GAAP net income of $0.9 million. On a per share basis, total 2010 second quarter GAAP net income was $0.07 based on fully diluted shares outstanding of 14.5 million.  Second quarter GAAP net income was reduced by $0.7 million for stock-based compensation expense and $5.2 million for legal settlements and reserves and increased by a non-cash income tax benefit of $4.0 million resulting from the reversal of a portion of the Company’s net deferred tax asset valuation allowance. The $0.7 million stock-based compensation expense, $5.2 million of legal settlements and reserves and $4.0 million income tax benefit were allocated among cost of sales, research and development, sales and marketing, general and administrative, legal settlements and reserves and provision for income taxes as shown in the following table:

Second Quarter Fiscal 2010 All amounts in millions except	Non-GAAP	Stock-Based	Legal Settlements	Income Tax	GAAP
per share or margin data:	Amounts	Comp. Exp.	& Reserves	Benefit	Amounts

Cost of Sales	5.77	0.06	—	—	5.82
Research & Development	2.09	0.13	—	—	2.22
Sales & Marketing	7.45	0.17	—	—	7.62
General & Administrative	3.16	0.36	—	—	3.52
Legal Settlements & Reserves	—	—	5.21	—	5.21
Total Expenses	18.47	0.72	5.21	—	24.40

Gross Margin	72.8%	(0.3%)	—	—	72.5%

Income (Loss) from Operations	2.72	(0.72)	(5.21)	—	(3.21)

Interest and Other Income	0.23	—	—	—	0.23

Pre-Tax Income (Loss)	2.95	(0.72)	(5.21)	—	(2.98)

Provision for Income Taxes	(0.06)	—	—	3.98	3.92

Net Income	2.89	(0.72)	(5.21)	3.98	0.94

On a diluted per share basis	0.20	(0.05)	(0.36)	0.28	0.07

Shares used in per share calculation	14.45	14.45	14.45	14.45	14.45

Excluding the stock-based compensation expense, legal settlements and reserves and income tax benefit, 2010 second quarter non-GAAP net income was $2.9 million or $0.20 per fully diluted share based on fully diluted shares outstanding of 14.5 million. This compares to 2009 second quarter non-GAAP net income of $2.3 million and non-GAAP net income per fully diluted share of $0.14.  Thus, non-GAAP second quarter diluted earnings per share increased by 43% compared to the same quarter last year.

Kara Technology Litigation Settlement

On July 27, 2010, the Company entered into binding terms of a settlement agreement with Kara Technology to resolve all outstanding litigation between the parties. Under the terms of the agreement, Stamps.com will make a $5.1 million payment for settlement of all claims asserted in the litigation, will purchase the patents asserted in the litigation for $0.4 million, and will grant Salim Kara options on 35,000 shares of Stamps.com stock. An accrual for the $5.1 million settlement expense is included in the second quarter 2010 financial results, and the purchase of the patents will be amortized over the remaining useful life of the patents. Mr. Kara also agreed to cooperate with the Company in the prosecution and enforcement of any patents on which he is named as an inventor, including the patents asserted in the Stamps.com vs. Endicia litigation matters.

Share Repurchase

Over the past four quarters the Company has repurchased a total of 2.0 million shares for a total cost of $18.0 million. During the second quarter of 2010, the Company repurchased a total of 8 thousand shares for a total cost of $80 thousand. On July 22, 2010, the Board of Directors approved a new share repurchase plan effective upon the expiration of the current plan in August 2010, authorizing the Company to repurchase up to 2.0 million shares of Stamps.com stock from August 2010 to February 2011.

The timing of share purchases, if any, and the number of shares to be bought at any one time will depend on market conditions and also will depend on the Company’s assessment of risk that its net operating loss asset could be impaired if such a repurchase were undertaken. Share purchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

Net Operating Loss (NOL) Protective Measures Suspension

Stamps.com currently has approximately $230 million in Federal NOLs and $150 million in State NOLs, with a potential value of up to approximately $90 million in tax savings over the next 15 years. On July 22, 2010, the Board of Directors suspended the NOL Protective Measures by approving a waiver from the NOL Protective Measures to all persons and entities, including companies and investment firms.  As a result, the shareholders of the Company are now allowed to become 5% shareholders and existing 5% shareholders are allowed to make additional purchases of the Company’s stock each without having to comply with the restrictions contained in the NOL Protective Measures. For complete details about this waiver from the NOL Protective Measures, please see our 8-K filed on July 28, 2010.

Business Outlook

Stamps.com currently expects total 2010 revenue to be $80 to $90 million. 2010 GAAP net income per share is expected to be $0.35 to $0.55, including approximately $3.0 million of stock-based compensation expense, $5.2M million of legal settlements and reserves and $4.0 million non-cash tax benefit. Excluding the stock-based compensation expense, legal settlements and reserves and tax benefits, non-GAAP 2010 net income per fully diluted share is expected to be $0.65 to $0.85. This compares to previous expectations for non-GAAP 2010 net income per fully diluted share of $0.50 to $0.70.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past four fiscal years and current fiscal year to date is available currently at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables small businesses, enterprises, advanced shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, Office Depot, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Since launching PhotoStamps in May 2005, more than 82 million individual PhotoStamps have been shipped to customers. Stamps.com currently has PhotoStamps partnerships with Apple, Google/Picassa, HP/Snapfish, Adobe and others.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tables on page 2 and page 3 of this press release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude stock-based compensation, asset write-downs, legal charges and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and our PhotoStamps spend that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

# # #

STAMPS.COM INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2010	2009	2010	2009
Revenues:
Service	$16,172	$15,207	$32,190	$30,521
Product	2,809	2,580	5,882	5,197
Insurance	392	395	786	799
PhotoStamps	1,816	1,995	3,317	3,708
Other	-	5	3	5
Total revenues	21,189	20,182	42,178	40,230
Cost of revenues:
Service	3,253	2,872	6,736	5,880
Product	1,081	1,030	2,220	1,975
Insurance	118	123	232	248
PhotoStamps	1,372	1,521	2,450	2,821
Total cost of revenues	5,824	5,546	11,638	10,924
Gross profit	15,365	14,636	30,540	29,306
Operating expenses:
Sales and marketing	7,622	8,227	15,606	16,291
Research and development	2,219	2,199	4,389	4,426
General and administrative	3,524	3,306	6,491	6,570
Legal Settlements and Reserves	5,211	-	5,211	-
Total operating expenses	18,576	13,732	31,697	27,287
Income (loss) from operations	(3,211)	904	(1,157)	2,019

Interest and other income, net	230	232	401	589
Income (loss) before income taxes	(2,981)	1,136	(756)	2,608
Income tax (benefit) expense	(3,922)	84	(3,842)	334
Net income	$941	$1,052	$3,086	$2,274
Net income per share:
Basic	$0.07	$0.06	$0.21	$0.14
Diluted	$0.07	$0.06	$0.21	$0.14
Weighted average shares outstanding:
Basic	14,290	16,301	14,713	16,581
Diluted	14,450	16,427	14,861	16,709

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2010	2009

ASSETS
Cash and investments	$64,694	$71,745
Accounts receivable	4,058	4,367
Other current assets	3,772	3,288
Property and equipment, net	2,361	2,102
Intangible assets, net	897	498
Deferred tax	7,650	3,671
Other assets	3,620	3,587
Total assets	$87,052	$89,258

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$14,741	$9,583
Deferred revenue	$4,202	$4,070
Total liabilities	18,943	13,653

Stockholders' equity:
Common stock	47	47
Additional paid-in capital	632,015	630,322
Treasury Stock	(117,240)	(104,344)
Accumulated deficit	(447,128)	(450,214)
Unrealized loss on investments	415	(206)
Total stockholders' equity	68,109	75,605
Total liabilities and stockholders' equity	$87,052	$89,258